EXHIBIT 99.1

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--June 28, 1999--Enterprise Software, Inc. (NASDAQ:ENSW - news) today announced that it has signed a definitive merger agreement with LiveWire Media, L.L.C., a company newly formed by Steven Price and Stuart Rosenstein and certain investment funds.

Price and Rosenstein also head LiveWire Corporation, which operates a lending provider of billing and customer care services to the telecommunications industry. Enterprise Software is a leading provider of advertising and program management software to the media industry.

Under the terms of the merger agreement, LiveWire Media will purchase approximately 98 percent of the stock of Enterprise Software for $9.25 in cash. Approximately 2 percent of the company's stock will remain outstanding. The price is subject to a possible downward adjustment of up to $0.40 per share in the event of a shortfall in certain performance criteria.

LiveWire has indicated that it intends to repay or refinance approximately $25 million of Enterprise debt (and related expenses). The definitive merger agreement supercedes the non-binding letter of intent that the two companies had entered into on May 5, 1999, under which LiveWire had reserved the right to offer shares in the surviving company for up to 7 percent of the proposed $10.00 price for the Enterprise common stock, thus making the cash price $9.30 per share.

A group of institutional investors, including affiliates of the Blackstone Group and Thomas H. Lee Company, has agreed to invest at least $45 million in equity in the transaction. Other investors include Sandler Capital, Nassau Capital Partners, Waller-Sutton Media Partners and Alpine Equity Partners. Additionally, financial institutions led by DLJ Capital Funding and including The Chase
Manhattan Bank have provided a financing commitment for $40 million of senior debt required to close the transaction.

Rick Schleufer, Chairman and Chief Executive Officer of Enterprise Software, Inc., said: "Having spent the last several months exploring a range of strategic alternatives to maximize value for our shareholders, we are very pleased to have entered into this merger agreement with LiveWire Media. Steven Price and Stuart Rosenstein share our belief in the strong future of this business and the growth opportunities that exist in the worldwide media marketplace. We look forward to working with LiveWire as we explore these opportunities while continuing to provide the highest level of products and services to our customers around the world."

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Steven  Price,  President  and CEO of LiveWire  Media,  said:  "We believe  that
Enterprise has an outstanding management team and is well-positioned in a rapidly growing marketplace. Enterprise has an unsurpassed reputation of dedicated customer service and for flexible software solutions for media companies. We look forward to working with senior management in the months ahead to ensure a smooth and seamless transition. We anticipate no changes in
day-to-day   management,   personnel  or  operations  of  Enterprise  after  the
acquisition.

"We strongly believe in the increasing need to provide mission-critical software products and services to media and related companies. We intend to continue to strengthen Enterprise's core product line. In addition, we intend to invest capital and resources to develop new products and services to market to media and related companies throughout the world"

Consummation of the merger, which is expected to occur in Fall 1999, is subject to certain conditions, including, without limitation, shareholder approval, the receipt of all requisite approvals by applicable public and regulatory authorities, financing and certain other conditions including absence of any material adverse change in Enterprise's business or financial condition. LiveWire has entered into voting agreements with certain of Enterprise's principal stockholders.

Schroder & Co., Inc. served as financial advisor to Enterprise Software, Inc.

LiveWire Media is based in White Plains, New York. LiveWire Corporation, also based in White Plains, owns and operates H.O. Systems, a leading provider of billing and customer care services to the telecommunications industry.

Enterprise Software, Inc., based in Colorado Springs, Colorado, is a developer of mission critical software for enterprise management. It is the parent company of Enterprise Systems Group, Ltd. and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors.

Included in the release are "forward-looking" statements based upon the company's good faith expectations and beliefs which the company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that he statements of expectation or belief will result or be achieved or accomplished, taking into account the contingencies involved in the proposed transactions.